Exhibit 99.2

November 1, 2016

ZAGG Reports Third Quarter 2016 Net Sales Growth of 87% to $124.7 Million

SALT LAKE CITY, November 1, 2016 (GLOBE NEWSWIRE) -- ZAGG Inc (NASDAQ: ZAGG), a leading global mobile lifestyle company, today announced financial results for the third quarter ending September 30, 2016.

Highlights (Comparisons versus third quarter of 2015)

●	Net sales increased 87% to a third quarter record of $124.7 million, compared to $66.8 million; net sales (excluding mophie results) increased $18.2 million (+27%) to $84.9 million
●	Gross margin of $43.1 million (35% of net sales), compared to $24.9 million (37% of net sales); gross margin (excluding mophie results) increased 500 basis points to 42% of net sales compared to 37%
●	GAAP loss per share of $(0.25); Adjusted earnings per share of $0.29
●	Non-cash net mophie impairment charge of $24.3 million related to disputes in acquisition-date value of working capital
●	2016 annual net sales and Adjusted EBITDA forecast revised

“We’re pleased with our results for the quarter and for the first nine months of the year, with record sales and strong operating performance,” commented Randy Hales, President and Chief Executive Officer of ZAGG Inc. “However, we are disappointed with the mophie operating results to date. Consequently, I have assumed the role of interim president at mophie to accelerate the return to profitability and improve overall operating performance while we search for a new president.”

2016 Third Quarter

(Comparisons versus 2015)

(in millions, except per share amounts)	September 30, 2016	September 30, 2015
Net Sales	$124.7	$66.8
Gross Profit (Gross Profit %)	$43.1 (35%)	$24.9 (37%)
Net (Loss) Income	$(7.1)	$3.7
Diluted (Loss) Earnings per Share	$(0.25)	$0.13
Adjusted EBITDA (Adjusted EBITDA %)	$17.8 (14%)	$9.9 (15%)
Adjusted Net Income*	$8.3	$3.7
Adjusted Earnings per Share*	$0.29	$0.13

*Reflects add-back of costs incurred directly related to the mophie acquisition, net of tax, including: (1) $0.7 million in amortization from mophie acquired intangibles, (2) $0.1 million of transaction costs, (3) ($0.8) million in cost of goods sold impact related to the fair value write-up of mophie inventory at acquisition, (4) $0.4 million in mophie restructuring charges and mophie employee retention bonuses, and (5) a net $24.3 million non-cash charge associated with a dispute with the former mophie shareholders over the acquisition date value of the mophie working capital accounts. There is no impact on 2015 as all charges occurred during 2016.

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Net sales for the third quarter grew 87% to $124.7 million compared to $66.8 million. This increase was primarily due to mophie sales of $39.7 million, increased sales of screen protection and audio products, and an increase in online and international sales. These increases were partially offset by a slight decline in tablet keyboards.

Gross profit was $43.1 million (35% of net sales), compared to $24.9 million (37% of net sales). The decline in gross margin percentage was due primarily to the impact of lower mophie gross profit margins, which was partially offset by increased sales of screen protection products, which are the highest margin product category.

The Company recorded a net loss for the quarter of $(7.1) million, compared to net income of $3.7 million, with loss per share of $(0.25) (on 28.1 million shares) compared to earnings per share of $0.13 (on 28.9 million shares). The decline in net income was due primarily to a $26.3 million non-cash charge associated with a dispute with the former mophie shareholders over the acquisition date value of the mophie net working capital accounts. On the March 3, 2016 acquisition closing date, the former mophie shareholders provided an estimate of working capital used in the determination of cash paid by the Company. On May 17, 2016, the 2015 mophie audit was issued and significant adjustments were included in the audited 2015 mophie financial statements that reduced the value of inventory and increased the sales return reserve compared to the original working capital estimate. Because of these changes in working capital and that the former mophie shareholders have disputed any changes to the preliminary working capital accounts, this charge was recorded during the third quarter. The Company is currently seeking to offset the $26.3 million gross charge by pursuing a $2.0 million escrow established at the close of the acquisition, making a claim under a $10.0 million insurance policy established at the close of the acquisition covering breaches of representations and warranties by the mophie shareholders, and seeking to offset the impairment amount against the recovery of tax and US Customs duties refunds that would otherwise be remitted to the former mophie shareholders. As the Company believes that the recovery of the $2.0 million escrow is probable and contractual, the Company recorded this amount as an offset to the $26.3 million charge, reducing the charge to a net charge of $24.3 million.

Year-to-Date 2016 Results

(Comparisons versus 2015)

(in millions, except per share amounts)	September 30, 2016	September 30, 2015
Net Sales	$286.9	$190.7
Gross Profit (Gross Profit %)	$97.7 (34%)	$72.8 (38%)
Net (Loss) Income	$(11.4)	$10.6
Diluted (Loss) Earnings per Share	$(0.41)	$0.36
Adjusted EBITDA (Adjusted EBITDA %)	$33.5 (12%)	$29.5 (16%)
Adjusted Net Income*	$10.5	$10.6
Adjusted Earnings per Share*	$0.38	$0.36

*Reflects add back of costs incurred directly related to the mophie acquisition, net of tax, including: (1) $4.4 million in amortization from mophie acquired intangibles, (2) $2.5 million of transaction costs, (3) $2.6 million in cost of goods sold impact related to the fair value write-up of mophie inventory at acquisition, (4) $1.7 million in mophie restructuring charges and mophie employee retention bonus, and (5) $24.3 million non-cash charge associated with a dispute with the former mophie shareholders over the acquisition date value of the mophie working capital accounts. There is no impact on 2015 as all charges occurred during 2016.

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Net sales for the first nine months increased 50% to $286.9 million compared to $190.7 million. This increase was primarily due to mophie sales of $79.4 million, increased sales of screen protection and audio products, and an increase in online and international sales. Partially offsetting these gains were lower year-to-date sales in tablet keyboards.

Gross profit improved in the first nine months to $97.7 million (34% of net sales) compared to $72.8 million (38% of net sales). The decline in gross margin percentage was due primarily to the impact of lower mophie gross profit margins, which was partially offset by increased sales of screen protection products, which are our highest margin product category.

Net loss for the first nine months was $(11.4) million, compared to a net income of $10.6 million with loss per share of $(0.41) (on 28.0 million shares) compared to earnings per share of $0.36 (on 29.5 million shares). As is noted above, the decline in net income was due primarily to a net $24.3 million non-cash charge associated with a dispute with the former mophie shareholders over the acquisition date value of the mophie net working capital accounts.

Additional Non-GAAP Financial Information – Adjusted EBITDA and Adjusted Net Income (Loss)

Third quarter Adjusted EBITDA was $17.8 million or 14% of net sales, compared to $9.9 million, or 15% of net sales. Year-to-date, Adjusted EBITDA was $33.5 million or 12% of net sales, compared to $29.5 million or 16% of net sales.

The Company incurred expenses and charges related to the acquisition of mophie and has added an additional non-GAAP metric, Adjusted Net Income, which adjusts for the effect of transaction related expenses, amortization of mophie acquired intangibles, the fair value write-up of mophie inventory related to the acquisition, and the non-cash charge associated with a dispute over the acquisition date value of the mophie net working capital accounts with the former mophie shareholders.

Adjusted Net Income for the third quarter was $8.3 million or $0.29 per diluted share, compared to $3.7 million or $0.13 per diluted share. Year-to-date Adjusted Net Income was $10.5 million or $0.38 per diluted share, compared to $10.6 million or $0.36 per diluted share.

2016 Business Outlook (reflecting 10 months of mophie contribution)

The Company revised 2016 guidance to a lower range for net sales and Adjusted EBITDA, primarily due to (1) supply constraints for new device launches from original equipment manufacturers, which has delayed screen protection reorders in the fourth quarter from wireless and big box retailers, (2) potential delays from the fourth quarter of 2016 to the first quarter of 2017 related to the launch of the of mophie juice pack for the iPhone 7 and 7 Plus, (3) the impact of the Samsung Note 7 recall, and (4) and slower than anticipated recovery of mophie sales.

The Company’s revised annual guidance for 2016 is as follows:

●	Net sales of $400 - $420 million
●	Gross profit margin (as a % of net sales) in a range of low to mid 30’s
●	Adjusted EBITDA of $52 - $55 million (13% of net sales)
●	Annual effective tax rate of approximately 40%

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About Non-GAAP Financial Information

Readers are cautioned that the Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, stock-based compensation expense, other income (expense), mophie transaction costs, mophie fair value inventory write-up related to acquisition, mophie restructuring charges, mophie employee retention bonus, and the loss on disputed mophie purchase price), Adjusted Net Income (earnings before mophie transaction costs, mophie fair value inventory write-up related to acquisition, amortization from mophie acquired intangibles, mophie restructuring charges, mophie employee retention bonus, and the loss on disputed mophie purchase price – all net of tax) and Adjusted Earnings per Share (Adjusted Net Income divided by weighted average shares outstanding) contained in this release are not financial measures under US generally accepted accounting principles (GAAP). In addition, this financial information should not be construed as an alternative to any other measure of performance determined in accordance with GAAP, or as indicators of operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We present Adjusted EBITDA and Adjusted Net Income because we believe that they are helpful to some investors as a measure of performance. We caution readers that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Accordingly, its use can make it difficult to compare current results with results from other reporting periods and with the financial results of other companies.

Conference Call

A conference call will be held today at 5:00 p.m. EST to review these results. Interested parties may access via the Internet on the Company's website at: investors.zagg.com.

Safe Harbor Statement

In addition to the historical information contained in this press release, this release contains (and oral communications made by ZAGG may contain) statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, outlook, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," or similar expressions, are not statements of historical facts and may be forward-looking. Readers are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements. In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following: (a) the ability to design, produce, and distribute the creative product solutions required to retain existing customers and to attract new customers; (b) building and maintaining marketing and distribution functions sufficient to gain meaningful international market share for ZAGG's products; (c) the ability to respond quickly with appropriate products after the adoption and introduction of new mobile devices by major manufacturers like Samsung and Apple; (d) changes or delays in announced launch schedules for (or recalls or withdrawals of) new mobile devices by major manufacturers like Samsung and Apple; (e) the ability to successfully integrate new operations or acquisitions, specifically including mophie inc., (f) the impact of inconsistent quality or reliability of new product offerings; (g) the impact of lower profit margins in certain new and existing product categories, including certain mophie products; (h) the impacts of changes in economic conditions, including on customer demand; (i) managing inventory in light of constantly shifting consumer demand; (j) the failure of information systems or technology solutions or the failure to secure information system data, failure to comply with privacy laws, security breaches, or the effect on the company from cyber-attacks, terrorist incidents, or the threat of terrorist incidents; (k) adoption of or changes in accounting policies, principles, or estimates; and (l) the resolution of the dispute over the acquisition date value of the mophie net working capital accounts with the former mophie shareholders. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in ZAGG's most recent Annual Report on Form 10-K and other reports the company files with the U.S. Securities and Exchange Commission, including (but not limited to) Item 1A - "Risk Factors" in the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. ZAGG disclaims any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

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About ZAGG Inc

ZAGG is a global leader in accessories and technologies that empower mobile lifestyles. The Company has an award-winning product portfolio that includes screen protection, power cases, power management, personal audio, mobile keyboards, and social tech sold under the ZAGG®, mophie®, InvisibleShield®, and IFROGZ® brands. ZAGG has operations in the United States, Ireland, the Netherlands, and China. ZAGG products are available worldwide, and can be found at leading retailers including Best Buy, Verizon, AT&T, Sprint, Walmart, Vodafone, and EE. For more information, please visit the company’s websites at www.zagg.com and www.mophie.com and follow us on Facebook, Twitter and Instagram.

CONTACT:

Investor Relations:

ZAGG Inc

Kim Rogers

801-506-7008

kim.rogers@zagg.com

Press Inquiries:

ZAGG Inc

Jeff DuBois

801-506-7336

jeff.dubois@zagg.com

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